UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 5, 2016 (February 4, 2016)

Acadia Healthcare Company, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35331	45-2492228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 Tower Circle, Suite 1000 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)

(615) 861-6000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 4, 2016, Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”) and its subsidiary guarantors named therein (the “Guarantors”) entered into a Purchase Agreement pursuant to which it agreed to sell $390 million in aggregate principal amount of its 6.500% senior notes due 2024 (the “Senior Notes”) to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies LLC and the several other initial purchasers named in Schedule 1 to the Purchase Agreement (the “Initial Purchasers”). The offering of the Senior Notes is being made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”) and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act.

The Company intends to use the proceeds from the offering to fund a portion of the purchase price for the planned acquisition of Priory Group No. 1 Limited (“Priory”) and the fees and expenses related to the transaction. Consummation of the offering will occur concurrently with, and is conditioned upon, the closing of the Priory acquisition expected to occur on February 16, 2016.

The description of the Purchase Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 10 hereto and incorporated herein by reference.

Item 8.01. Other Events.

On February 4, 2016, the Company issued a press release announcing the pricing of its offering of Senior Notes. A copy of the press release is attached as Exhibit 99 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10	Purchase Agreement, dated February 4, 2016, by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC as representatives of the initial purchasers named therein

99	Press release, dated February 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA HEALTHCARE COMPANY, INC.

Date: February 5, 2016	By:	/s/ Christopher L. Howard
Christopher L. Howard
Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10	Purchase Agreement, dated February 4, 2016, by and among the Company, the Guarantors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Jefferies LLC as representatives of the initial purchasers named therein

99	Press release, dated February 4, 2016